SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE is made as of October 17, 1995, by and between Green Valley-Ross, a Washington general partnership ("Landlord"), and Precision Echo, Inc., a Delaware corporation ("Tenant").

                                  WITNESSETH:

Recital of Facts:

Tenant entered into a Lease Agreement dated July 20, 1988 by and between Tenant and Bay 511 Corporation, a California corporation, and such Lease Agreement is the "Lease". The term of the Lease commenced on August 31, 1988. The Lease was amended by an Amendment to Lease ("First Amendment") dated July 1, 1993, wherein the term of the Lease was extended to August 31, 1996.

Landlord, as assignee in interest from Bay 511 Corporation, and Tenant do hereby amend the Lease and the First Amendment to Lease as provided in this Second Amendment to Lease as follows:

1. Term: The extended term of the Lease shall commence on October , 1995. Unless extended further in accordance with paragraph 3 of the Second Amendment to Lease or sooner terminated in accordance with the Lease, the term of the Lease shall end on October 31, 2000.

2. Base Rent: Commencing November 1, 1995, the base rent payable by Tenant to Landlord pursuant to Section 3.1 of the Lease shall be as follows:

     (i) During the period commencing November 1, 1995 through October 31, 1996, the net annual base rental for the Premises shall be three-hundred and ninety-six thousand dollars ($396,000), payable in advance in equal monthly installments of thirty-three thousand dollars ($33,000) each on the first day of every month during such period.

     (ii) During the period commencing November 1, 1996 through October 31, 1997, the net annual base rental for the Premises shall be four-hundred and fifteen thousand eight hundred dollars ($415,800), payable in advance in equal monthly installments of thirty-four thousand six hundred and fifty dollars ($34,650) each on the first day of every month during such period.

     (iii) During the period commencing November 1, 1997 through October 31, 1998, the net annual base rental for the Premises shall be four-hundred forty-eight thousand eight hundred dollars ($448,800), payable in advance in equal monthly installments of thirty-seven thousand four hundred dollars ($37,400) each on the first day of every month during such period.

     (iv) During the period commencing November 1, 1998 through October 31, 1999, the net annual base rental for the Premises shall be four-hundred ninety five thousand dollars ($495,000), payable in advance in equal monthly installments of forty-one thousand two-hundred fifty dollars ($41,250) each on the first day of every month during such period.

     (v) During the period commencing November 1, 1999 through October 31, 2000, the net annual base rental for the Premises shall be five-hundred twenty-eight thousand dollars ($528,000), payable in advance in equal monthly installments of forty-four thousand dollars ($44,000) each on the first day of every month during such period.

3. Right to Extend and Rent for Extended Term: Subject to the provisions of this paragraph as well as superseding and replacing Section's 2.2 and 3.3 of the Lease and Paragraph 3 of the First Amendment to Lease, Tenant shall have the right to extend the term of the Lease for a period of five (5) years and shall henceforth be referred to as the "Extended Term". Tenant may exercise such right only by giving Landlord written notice via certified mail of Tenant's exercise of such right no earlier than May 1, 1999 and no later than October 31, 1999, and only if no default by Tenant under the Lease exists when Tenant exercises such right. If Tenant fails to exercise such right in accordance with this paragraph, such right shall terminate. If Tenant exercises such right in accordance with this paragraph, the term of the Lease shall be extended for the Extended Term.

The Extended Term shall be on and subject to all of the agreements, covenants and conditions in the Lease, except the base rent shall be increased as provided below. References in the Lease and the First Amendment to Lease shall mean and include the term of the Lease as extended for the Extended Term in accordance with this paragraph. If Tenant exercises the right to extended the term of the Lease for the Extended Term in accordance with this paragraph, Landlord and Tenant each shall, promptly after Tenant exercises such right, execute and deliver to the other a subsequent written amendment to the Lease which sets for the extension of the term of the Lease for the Extended Term as defined, but the term of the Lease shall be extended for the Extended Term whether or not such subsequent amendment is executed.

(a) If Tenant exercises the right to extend the term of the Lease for the Extended Term in accordance with paragraph 3 of this Second Amendment to Lease the net annual base rental during the Extended Term shall be increased to the greater of (i) ninety-five percent (95%) of the prevailing fair market rental value of the Premises, including annual increases, on and subject to covenants (except the amount of net annual base rental) in the Lease, based on then current base rent comparables for buildings within the Marriot Business Park in Santa Clara, or (ii) forty-four thousand dollars ($44,000) each month, plus prevailing fair market rental increases.

Such fair market analysis or the acceptance of the conditions provided in paragraph 3(a)(ii) above shall be determined no later than March 1, 2000 and acknowledged by written agreement between Landlord and Tenant by such date. If Landlord and Tenant do not agree in writing on such rental for the Extended Term, such fair market rental value shall be determined by appraisal in accordance with Paragraph 4 of this Second Amendment to Lease.

Landlord and Tenant each shall, promptly after any determination of the net annual base rental pursuant to this paragraph or Paragraph 4 of this Second Amendment to Lease, execute and deliver to the other a written amendment to the Lease which sets forth the net annual base rental during the Extended Term, but such net annaul base rental shall become effective whether or not such amendment is executed. Such net annual base rental shall be payable in advance in equal monthly installments on the first day of every month during the Extended Term.

4. Appraisal Procedure: If Landlord and Tenant do not agree on the fair market rental value of the Premises by the date set forth in Paragraph 3(a) of this Second Amendment to Lease, as applicable, such fair market rental value shall be determined as follows: Landlord and Tenant each shall appoint one (1) appraiser within fifteen (15) days after a written request for appointment of appraisers has been given by either Landlord or Tenant to the other. If either Landlord or Tenant fails to appoint its appraiser within such period of fifteen (15) days, such appraiser shall be appointed by the Superior Court of the State of California in and for Santa Clara County upon application of the other party. Each such appraiser shall appraise the Premises and submit his or her written report setting forth the appraised fair market rental value to Landlord and Tenant within thirty (30) days after the appointment of both such appraisers
(or as soon thereafter as practicable). If the higher appraised value in such two (2) appraisals is not more than one hundred ten percent (110%) of the lower appraised value, the fair market rental value of the Premises shall be the average of the two (2) appraised values. If the higher appraised value is more than one hundred ten percent (110%) of the lower appraised value, Landlord and Tenant shall agree upon and appoint a neutral third appraiser within fifteen
(15) days after both of the first two (2) appraisals have been submitted to Landlord and Tenant. If Landlord and Tenant do not agree and fail to appoint such neutral third appraiser within such period of fifteen (15) days, such neutral third appraiser shall be appointed by the Superior Court of the State of California in and for Santa Clara County upon application of either Landlord or Tenant. The neutral third appraiser shall appraise the Premises and submit his or her written report setting forth the appraised fair market rental value to Landlord and Tenant within thirty (30) days after his or her appointment (or as soon thereafter as practicable). The fair market rental value of the Premises shall be the average of the two (2) appraised values in such three (3) appraisals that are closest to each other (unless the differences are equal, in which case the three (3) appraised values shall be averaged). The fair market rental value of the Premises, determined in accordance with this paragraph, shall be conclusive and binding upon Landlord and Tenant. Any proceedings in connection with the determination of the fair market rental value of the Premises shall

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be conducted in Santa Clara County in accordance with California Code of Civil
Procedure sections 1280 and 1294.2 (including section 1283.05) or successor California laws then in effect relating to arbitration. All appraisers appointed by Landlord or Tenant, or both of them, shall be members of the American Institute of Real Estate Appraisers of the National Association of Realtors (or its successor), or real estate professionals qualified by appropriate training or experience, and have at least ten (10) years of experience dealing with commerical real estate. The appraiser shall have no power or authority to amend or modify this Lease in any respect and their jurisdiction is limited accordingly. Landlord and Tenant each shall pay the fee and expenses charged by its appraiser plus one-half of the fee and expenses charged by the neutral third appraiser. If the fair market rental value of the Premises has not been determined in accordance with this paragraph on or before the Lease expiration date, Tenant shall continue to pay the base rent then in effect until the fair market rental value of the Premises has been determined. Within ten (10) days after such determination, Tenant shall pay to Landlord any deficiency and Landlord shall so credit any surplus in the amount of base rent which arose between the effective date in question and such determination.

5. Landlord's Repairs, Residual Obligations and Improvement Reimbursements:
Landlord shall, at its sole cost and expense, reimburse Tenant for the following repairs and improvements in the following manner:

     (a) Upon execution of this Second Amendment to Lease by Landlord and assignment of the Lease from Bay 511 Corporation to Landlord, Landlord shall within five (5) days, reimburse Tenant $21,434.50 as the undistributed residual fund owed to Tenant to make certain repairs and improvements to the HVAC system as provided in Paragraph 5 of the First Amendment to Lease.

     (b) On or before November 10, 1995, Landlord will reimburse Tenant $33,000 for miscellaneous improvements and expenditures made by Tenant prior to commencing the Extended Term.

     (c) During the term of the Extended Term, Landlord shall reimburse Tenant $100,000 to cover the cost for (i) the phased replacement of carpeting, (ii) remodel of bathrooms, (iii) retro-fitting the lighting systems, (iv) repair and resurfacing the parking lot, (v) roof repairs and (vi) miscellaneous items. The $100,000 improvement fund will be available for Tenant to use as it deems necessary for the required improvements, subject to Landlord's reasonable approval. Landlord will reimburse Tenant within fifteen (15) days from receipt and approval of Tenants request for reimbursement, which will include copies of receipts from contractors performing the work along with appropriate conditional and unconditional lien releases.

6. Additional Provisions: It is understood that the above stated rent is a net rental per the Lease for the Premises dated July 20, 1988. Tenant shall pay as additional rent all property taxes, assessments, insurance, utilities, repairs and all other maintenance of the Premises, as detailed in the Lease. As provided in the First Amendment to Lease, Tenant

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shall have the option to be covered by Landlord's "All Risk" insurance policies with such premiums being paid by Tenant upon receipt of Landlord's invoice for same.

     7. Representing Brokerage: The parties acknowledge that no real estate brokerage may claim a fee for this transaction other than J.R. Parrish, Inc./Colliers International ("Broker") as provided in a listing agreement entered into by and between Bay 511 Corporation, predecessor in interest to Landlord, and Broker. Tenant represents that no other person is representing Tenant who may claim a commission or finders fee for this transaction.

     8. Legal Effect and Conflicts: This Second Amendment to Lease shall be effective as of the date of its execution by Landlord. Any conflicts between the original Lease and this Amendment to Lease for the Premises shall be resolved in such Second Amendments favor. Except as amended by this Second Amendment to Lease, the Lease is unchanged and, as so further amended, the Lease shall remain in full force and effect.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this SECOND AMENDMENT TO LEASE as of the date herein written.

GREEN VALLEY-ROSS,
a Washington general partnership

By: Green Valley Corporation,
    a California Corporation

Its: General Partner

By: _______________________________________________ Date: ______________________

Its: ______________________________________________


PRECISION ECHO, INC.,
a Delaware corporation

By: ________________________________________________

Its: _______________________________________________

By: ________________________________________________

Its: _______________________________________________